Exhibit 99.1

NEWS RELEASE

2901 Butterfield Road	Oak Brook, Ill. 60523	www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contacts: Georganne Palffy, Inland Western Retail Real Estate Trust, Inc. (Analysts)
(630) 218-8000 Ext. 2358 or georganne.palffy@inland-western.com
Matt Tramel, Inland Communications, Inc. (Media)
(630) 218-8000 Ext. 4896 or tramel@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

ANNOUNCES $100 MILLION IN ASSET SALES

Oak Brook, Ill.  November 3, 2009 — Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) today announced that the company has closed on the sale of two assets, aggregating 334,700 square feet, for a total sales price of $100.0 million.

Since the close of the second quarter, the company has sold a 149,700 square foot Wal-Mart Supercenter in Jonesboro, Arkansas and an 185,000 square foot Sprint Data Center in Santa Clara, California.  $59.0 million of debt was extinguished or repaid in conjunction with the asset sales.  Year-to-date, the company has sold approximately $327.0 million of non-core assets and retired $204.2 million in debt in connection with its asset disposition strategy.

Due to sales from its securities portfolio, Inland Western has obtained proceeds of $116.5 million since the close of the second quarter, which has also assisted in the company’s de-leveraging efforts.  The collective refinance and sales efforts have had the effect of reducing the overall leverage of the company by approximately $388.1 million.

“Our continued ability to execute on our disposition of non-core assets strategy, even during this difficult real estate market, is a testament to the quality of our assets and management’s unwavering focus on the strategic business plan,” commented Shane Garrison, chief investment officer of Inland Western.

Year-to-date, the company has refinanced $401.9 million and retired $204.2 million of its maturing debt associated with asset sales; and has an additional $619.1 million under application and $392.3 million in extension negotiations.  As part of the company’s strategy, management is focused on accessing multiple sources of capital in order to address its upcoming debt maturities, including working to structure a portfolio of loans to be TALF-eligible.

“As a company, we are committed to reducing the leverage on the balance sheet and retaining cash to support the re-financing of our maturing debt,” added Steve Grimes, chief executive officer.

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers across the United States.  As of June 30, 2009, the portfolio under management totaled in excess of 49 million square feet, consisting of 301 consolidated operating properties. The company also has interest in 12 unconsolidated properties and 17 properties in 7 development joint ventures.  For further information, please see the company website at www.inlandwestern.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E.